UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Garvey, Robert A.
   1000 Urban Center Drive, Suite 300
   Birmingham, AL  35242
   USA
2. Issuer Name and Ticker or Trading Symbol
   Birmingham Steel Corporation
   BIR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   01/31/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Birmingham Steel Corporatio|      |J-2 | |8,000             |A  |           |57,071             |D     |                           |
n - Common Stock           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Restricted Stock - SAP 12/3|      |A   |V|7,327             |A  |           |20,565             |D     |                           |
1/97                       |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Restricted Stock           |      |J-2 | |8,000             |D  |           |24,000             |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Held in 401(k) Plan 12/97  |      |J-1 |V|18.74             |A  |           |1,719.74           |I     |Held in Trust              |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Common Stock Options  |        |     |    | |           |   |     |     |            |       |       |16,667      |D  |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |16,667      |D  |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |16,666      |D  |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |25,000      |D  |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |25,000      |D  |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |J-3 |V|10,000     |A  |09/02|09/02|Stock Option|10,000 |18.625,|10,000      |D  |            |
                      |        |     |    | |           |   |/98  |/07  |s           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |J-3 |V|10,000     |A  |09/02|09/02|Stock Option|10,000 |18.625 |10,000      |D  |            |
                      |        |     |    | |           |   |/99  |/07  |s           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |J-3 |V|10,000     |A  |09/02|09/02|Stock Option|10,000 |18.625 |10,000      |D  |            |
                      |        |     |    | |           |   |/00  |/07  |s           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |J-3 |V|10,000     |A  |09/02|09/02|Stock Option|10,000 |18.625 |10,000      |D  |            |
                      |        |     |    | |           |   |/01  |/07  |s           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |J-3 |V|10,000     |A  |09/02|09/02|Stock Option|10,000 |18.625 |10,000      |D  |            |
                      |        |     |    | |           |   |/02  |/07  |s           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
J-1 = To report increase in stock held in 401(k)
J-2=  To report vesting of restricted
stock
J-3=  To report grant of stock options
09/92/97
SIGNATURE OF REPORTING PERSON
Catherine W. Pecher is the reporting agent.
DATE
February 6, 1998